Exhibit 10.18

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of December 12, 2022, is made by and among Priveterra Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), as the sole holder of Class B common stock par value $0.0001 per share (the “Class B Common Stock”) of Priveterra Acquisition Corp., a Delaware corporation (“Priveterra”), the other Persons party hereto as “Other Priveterra Insiders” set forth on the signature pages hereto (the “Other Priveterra Insiders”, and together with the Sponsor, collectively, the “Priveterra Insiders”), Priveterra, and AEON Biopharma, Inc., a Delaware corporation (the “Company”), and hereby amends and restates in its entirety the Letter Agreement, dated February 8, 2021, between the Sponsor and the Priveterra Insiders (as may be amended, modified or supplemented from time to time) (the “Insider Letter”). The amendment and restatement of the Insider Letter shall be void and of no force and effect if the Business Combination Agreement shall be terminated for any reason in accordance with its terms. The Sponsor, Priveterra and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Priveterra, the Company and Priveterra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, as of the date of this Agreement, the Sponsor owns 6,900,000 shares of Class B Common Stock and (b) 5,280,000 warrants, each of which is exercisable for one share of Class A Common Stock at a price of $11.50 per share (the “Private Placement Warrants”);

WHEREAS, in connection with the Business Combination Agreement, the 6,900,000 shares of Class B Common Stock held by the Sponsor will be converted into 6,900,000 shares of Class A Common Stock (the “Sponsor Shares”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.Agreement to Vote.

(a)Pursuant to Section 2 of that Insider Letter, by and among Priveterra and the Priveterra Insiders, the Sponsor hereby consents to the entry by Priveterra into the Business Combination Agreement and each other Ancillary Document to which Priveterra is or will be a party.

(b)For so long as this Agreement is in effect, the Sponsor hereby agrees to vote at any meeting of the stockholders of Priveterra, and in any action by written resolution of the stockholders of Priveterra, all of the Sponsor’s shares of Class B Common Stock and the Private Placement Warrants (together with any other Equity Securities of Priveterra that the Sponsor holds of record or beneficially, as of the date of this Agreement, or of which the Sponsor acquires record or beneficial ownership after the date hereof, collectively, the “Subject Priveterra Equity Securities”) in favor of the Required Transaction Proposals, and against any proposal that conflicts or materially impedes or interferes with any Required Transaction Proposals, including any Priveterra Acquisition Proposal, or that would adversely affect or delay the consummation of the transactions contemplated by the Business Combination Agreement. The Sponsor shall validly execute and deliver to Priveterra, on (or effective as of) the fifth (5th) Business Day following the date that the Proxy Statement/Prospectus is disseminated by Priveterra to Priveterra’s stockholders (following the date that the Registration Statement/Proxy Statement becomes effective), a properly completed voting proxy in the form distributed by or on behalf of Priveterra in favor of the Required Transaction Proposals. In the event of any equity dividend or distribution, or any change in the equity interests of Priveterra by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like prior to the Closing, the term “Subject Priveterra Equity Securities” shall be deemed to refer to and include the Subject Priveterra Equity Securities as well as all such equity dividends and distributions and any securities into which or for which any or all of the Subject Priveterra Equity Securities may be changed or exchanged or which are received in such transaction.

2.Vesting Class A Common Stock.

(a)Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, fifty percent (50%) of the Sponsor Shares (i.e., 3,450,000 Sponsor Shares) (the “Contingent Founder Shares”) shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Sponsor Support Agreement. The remaining fifty percent (50%) of the Sponsor Shares and one hundred percent (100%) of the Private Placement Warrants shall not be subject to the provisions set forth below in this Section 2 (the “Vested Founder Securities”). The Contingent Founder Shares shall vest, and except as otherwise provided in this Section 2, shall become free of the provisions set forth in this Section 2 as follows:

(i)1,000,000 of the Contingent Founder Shares (the “Migraine Phase 3 Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the Migraine Phase 3 Contingent Consideration Shares on or prior to the

Migraine Phase 3 Outside Date in accordance with the terms of Section 2.2(a)(i) of the Business Combination Agreement;

(ii)1,000,000 of the Contingent Founder Shares (the “CD BLA Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the CD BLA Contingent Consideration Shares on or prior to the CD BLA Outside Date in accordance with the terms of Section 2.2(a)(ii) of the Business Combination Agreement; and

(iii)1,450,000 of the Contingent Founder Shares (the “Episodic/Chronic Migraine Contingent Founder Shares”) shall vest upon the earlier of (x) the achievement of the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares on or before the Episodic Migraine Outside Date in accordance with the terms of Section 2.2(a)(iii) of the Business Combination Agreement and (y) the achievement of the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares on or before the Chronic Migraine Outside Date in accordance with the terms of Section 2.2(a)(iv) of the Business Combination Agreement.

(b)Following the Closing, if a Change of Control of Priveterra shall occur on or before the applicable outside date as set forth in Section 2.2(a) of the Business Combination Agreement (the “Outside Date”), respectively, then the conditions for the vesting of any Contingent Founder Shares that remains unvested as of immediately prior to the consummation of such Change of Control shall be deemed to have been achieved and any such Contingent Founder Shares shall immediately vest as of immediately prior to the consummation of such Change of Control. Any Contingent Founder Shares that remain unvested pursuant to Section 2(a)(i)–(iii) (and the related portion of any dividends and earnings thereon) as of the expiration of the applicable Outside Date set forth therein (as such Outside Date may be extended pursuant to Section 2.2(c) of the Business Combination Agreement) shall be automatically forfeited without any further action by any other Person, immediately transferred to Priveterra without consideration for such transfer and canceled by Priveterra.

(c)The Contingent Founder Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Class A Common Stock, occurring on or after the date hereof and prior to the time any such Contingent Founder Shares shall have vested in accordance with this Section 2.

(d)Any dividends or other distributions paid with respect to the Contingent Founder Shares during any period of time that such Contingent Founding Shares are subject to vesting pursuant to the terms of this Section 2 shall be deposited by Priveterra for the benefit of the Sponsor in a separate account held and maintained solely for the benefit of Sponsor (the “Escrow Account”), subject to the terms and conditions of that certain Escrow Agreement to be entered into by and between the parties hereto in form and substance attached as Exhibit A (the “Escrow Agreement”). The parties agree that for U.S. federal, state and local tax purposes, Sponsor is the owner of the Contingent Founder Shares and the Escrow Account, and in furtherance of the foregoing, Sponsor will be treated as the recipient of (A) any dividends or other distributions paid with respect to the Contingent Founder Shares (“Dividends”) and (B) any interest or other income or gains earned with respect to amounts held in the Escrow Account (“Escrow Income”), whether or not ultimately distributed from the Escrow Account to Sponsor. Upon the vesting of any Contingent Founder Shares pursuant to this Section 2, Priveterra shall instruct the escrow agent to release any amounts held in the Escrow Account (including Dividends and Escrow Income) in respect of such Contingent Founder Shares to Sponsor. In the event that any Contingent Founder Shares are forfeited pursuant to the terms of this Section 2, then any amounts held in the Escrow Account (including Dividends and Escrow Income) in respect of such Contingent Founder Shares forfeited pursuant to this Section 2 shall be distributed from the Escrow Account to Priveterra, such payment to be made in the manner set forth in the Escrow Agreement. For the avoidance of doubt, no tax reporting shall be required in respect of the release of all or any portion of any amounts from the Escrow Account to Sponsor, and Sponsor shall be responsible for paying taxes (including any penalties and interest thereon) on all taxable Dividends and any Escrow Income, and for filing all necessary tax returns with respect to such income.

(e)The Sponsor shall not, and hereby waives any right to, vote (whether at any meeting of the holders of Class A Common Stock, by written resolution or otherwise) the Contingent Founder Shares owned by it during any period of time that such Contingent Founder Shares are subject to vesting pursuant to the terms of this Section 2.

(f)To the extent that any of the Founder Shares are (A) transferred to any Person in connection with any Interim Financing or Redemption Mitigation Measure pursuant to the terms of Section 5(b) of this Agreement or (B) forfeited by the Sponsor pursuant to Section 5(b) (a “Sponsor Transfer”, and such transferred or forfeited Founder Shares, the “Transferred Founder Shares”), then a corresponding amount of Contingent Founder Shares that remain subject to vesting pursuant to this Section 2 equal to the number of the Transferred Founder Shares (allocated among the Migraine Phase 3 Contingent Founder Shares, the CD BLA Contingent Founder Shares and the Episodic/Chronic Migraine Contingent Founder Shares in the Sponsor’s sole discretion) shall vest and no longer be subject to forfeiture effective as of the later of (x) the Closing Date and (y) the date any such Transferred Founder Shares are transferred or forfeited pursuant to the foregoing clause (A) or (B), as applicable.

(g)In furtherance of the foregoing, Priveterra hereby agrees to (i) place a revocable stop order on all Contingent Founder Shares subject to Section 2(a), including those which may be covered by a registration statement, and (ii) notify Priveterra’s transfer agent in writing of such stop order and the restrictions on such Contingent Founder Shares under Section 2(a) and direct Priveterra’s transfer agent not to process any attempts by the Sponsor, or any other Person, to Transfer any Contingent Founder Shares except in compliance with Section 2(a).

3.Waivers.

(a)The Sponsor hereby waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its successors, heirs and assigns), to the fullest extent permitted by law and the Governing Documents of Priveterra, and agrees not to assert or perfect, any rights to adjustment or other anti- dilution protections with respect to the rate that the shares of Class B Common Stock held by the Sponsor convert into shares of Class A Common Stock in connection with the transactions contemplated by the Business Combination Agreement. For the avoidance of doubt, the foregoing waiver does not waive the Sponsor’s rights under Section 4.3(b) of Priveterra’s Amended and Restated Certificate of Incorporation, which provides that in no event may any Class B Common Stock convert into shares of Class A Common Stock at a ratio that is less than one-for-one.

(b)The Sponsor hereby waives any and all Redemption Rights in respect to the Required Transaction Proposals, and shall not elect to cause Priveterra to redeem any Subject Priveterra Equity Securities beneficially owned or owned of record by the Sponsor in connection with the Required Transaction Proposals.

(c)The Sponsor hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account with respect to the Subject Priveterra Equity Securities.

4.Transfer of Shares.

(a)From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 6, the Sponsor hereby agrees that the Sponsor shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject Priveterra Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of the Sponsor’s Subject Priveterra Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of the Sponsor’s Subject Priveterra Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of any of the Sponsor’s Subject Priveterra Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)), result in a sale or disposition of the Sponsor’s Subject Priveterra Equity Securities or (v) take any action that would have the effect of preventing or materially delaying the performance of the Sponsor’s obligations hereunder, except (A) as affirmatively permitted by the Business Combination Agreement or (B) any Transfer that would be permitted pursuant to Section 7 of the Insider Letter.

(b)From the Closing until the earlier of (i) the twelve (12) month anniversary of the Closing or (ii) the valid termination of this Agreement pursuant to Section 6 (the

“Lock-up Period”), the Sponsor hereby agrees that the Sponsor shall not, directly or indirectly, Transfer any Subject Priveterra Equity Securities except in accordance with Section 4(c); provided, however, that the foregoing shall not apply to any Transfer (A) to Priveterra’s officers or directors, any affiliates or family member of any of Priveterra’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; or (G) in connection with a Change of Control of Priveterra provided, that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

(c)Notwithstanding Section 4(b), (i) in the event that, following the Closing, the volume-weighted average price of Class A Common Stock of Priveterra, as reported by Bloomberg, exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) on the principal exchange on which the Class A Common Stock of Priveterra is then listed or quoted for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing Date, then Sponsor may Transfer up to 50% of the Lock-up Securities (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); (ii) in the event that, following the Closing, the volume-weighted average price of Class A Common Stock of Priveterra, as reported by Bloomberg, exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) on the principal exchange on which the Class A Common Stock of Priveterra is then listed or quoted for any 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the Closing Date, then Sponsor may Transfer the remaining 50% of the Lock-up Securities that were not released pursuant to clause (i) of this Section 4(b) and (iii) Sponsor may Transfer any Lock-up Securities to the extent constituting the Private Placement Warrants and any Class A Common Stock of Priveterra issued upon the exercise thereof, 30 days after the Closing Date.

(d)For purposes of this Agreement, “Lock-Up Securities” means the Class A Common Stock of Priveterra (including the Founder Shares and Contingent Founder Shares), the Private Placement Warrants and any Class A Common Stock of Priveterra issued upon the exercise of the Private Placement Warrants, in the aggregate, held by the Sponsor on the Closing Date immediately following the consummation of the Merger.

(e)In furtherance of the foregoing, Priveterra hereby agrees to (i) place a revocable stop order on all Subject Priveterra Equity Securities subject to Section 4(a) and Section 4(b), including those which may be covered by a registration statement, and

(ii) notify Priveterra’s transfer agent in writing of such stop order and the restrictions on such Subject Priveterra Equity Securities under Section 4(a) and Section 4(b) and direct Priveterra’s transfer agent not to process any attempts by the Sponsor to Transfer any Subject Priveterra Equity Securities except in compliance with Section 4(a) or Section 4(b); for the avoidance of doubt, the obligations of Priveterra under this Section 4(e) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject Priveterra Equity Securities.

5.Other Covenants.

(a) The Sponsor hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality and Access to Information), 5.4(a) (Public Announcements), and 5.17(b) (Bridge Loan) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 5.6(c) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Priveterra as if the Sponsor is directly party thereto; provided that, for the avoidance of doubt, in the event that Priveterra is required to cause the Sponsor to provide the Bridge Loan (or arrange for a third party financing source to provide the Bridge Loan) pursuant to Section 5.17(b) of the Business Combination Agreement, Sponsor will provide the Bridge Loan (or arrange for the Bridge Loan to be provided) to the Company in accordance with Section 5.17(b) of the Business Combination Agreement.

(b) In connection with any Interim Financing (as defined in the Business Combination Agreement) approved by the Company and Priveterra (including approved pursuant to the Business Combination Agreement) or any other redemption mitigation measure approved by the Company and Priveterra (a “Redemption Mitigation Measure”), the Sponsor shall agree to offer up to twenty-five percent (25%) of the Founder Shares (i.e., 1,725,000 Founder Shares) to investors in Priveterra or the Company in connection with such Interim Financing or Redemption Mitigation Measure in order to ensure that such Interim Financing is fully subscribed or to otherwise provide incentives for non-redemption in connection with a Redemption Mitigation Measure. The Sponsor further agrees that, in the event that the sum of (x) the amount of funds contained in the Trust Account (after reduction for the aggregate amount of payments made or required to be made in connection with the Priveterra Stockholder Redemption) and (y) the amount of immediately available funds funded to Priveterra or the Company prior to the Closing pursuant to any Interim Financing Arrangement consisting of an investment in equity securities (including convertible notes) of Priveterra or the Company, but excluding any investment made by any Company Stockholder or Existing Company Noteholder (or any affiliates of any such Company Stockholder or Existing Company Noteholder), and (z) any other alternative financing arrangement as mutually agreed in writing between Priveterra and the Company to be included herein (the sum of (x), (y) and (z), the “Qualifying Amount”) shall be less than $10,000,000, then the Sponsor shall forfeit, for no consideration, effective as of, and contingent upon the occurrence of, the Closing, up to (and no more than) twenty-five percent (25%) of the Founder Shares (i.e., 1,725,000 Founder Shares) in an amount equal to the product of (x) the difference between (I) 1,725,000 Founder Shares, minus (II) any Founder Shares transferred to any Person in connection with any Interim Financing or Redemption Mitigation Measure pursuant to the foregoing sentence, multiplied by (y) the quotient (expressed as a percentage) equal to (A) the difference between $10,000,000 and the Qualifying Amount, divided by (B) $10,000,000 (such number of Founder Shares calculated as set forth herein, the “Sponsor Forfeiture Amount”). It is understood and agreed that notwithstanding anything to the contrary herein, the maximum number of Founder Shares that the Sponsor shall be obligated to transfer or forfeit pursuant to this clause (b) shall be twenty-five percent (25%) of the Founder Shares (i.e., 1,725,000 Founder Shares).

6.Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 4, 5, 6 and 10 (solely to the extent related to the foregoing Sections 2, 4, 5 or 6) shall each survive the termination of this Agreement pursuant to Section 6(a), and (iii) Sections 6, 7, 8, 9 and 10 (solely to the extent related to the following Sections 6, 7, 8 or 9) shall survive any termination of this Agreement. For purposes of this Section 6, (x) “Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement and (y) “Fraud” means an act or omission by a Party consisting of a false or incorrect representation or warranty expressly set forth in this Agreement with the intent that another Party rely on such representations and warranties, coupled with such other Party’s detrimental reliance on such representations and warranties under circumstances that constitute common law fraud under the Laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness.

7.No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any non-party affiliate of the Company or Priveterra, as applicable (other than the Priveterra Insiders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company’s non-party affiliates or Priveterra’s non-party affiliates (other than the Priveterra Insiders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8.Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of the Subject Priveterra Equity Securities, and not in the Sponsor’s (or any of its representatives’) capacity as a director, officer or employee of any Priveterra Party, and (b) nothing herein will be construed to limit or affect any action or inaction by the Sponsor or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any Priveterra Party or as an officer, employee or fiduciary of any Priveterra Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Priveterra Party.

9.No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever in connection with the matters governed by this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10.Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment), 8.3 (Amendment), 8.4 (Notices), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures; Effectiveness), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PRIVETERRA ACQUISITION CORP.

By:	/s/ Oleg Grodnensky
Name:	Oleg Grodnensky
Title:	Secretary

PRIVETERRA SPONSOR, LLC

By:	/s/ Oleg Grodnensky
Name:	Oleg Grodnensky
Title:	Manager

[Signature Page to Sponsor Support Agreement]

PRIVETERRA MERGER SUB, INC.

By:	/s/ Robert Palmisano
Name:	Robert Palmisano
Title:	President

/s/ Vikram Malik
Vikram Malik

/s/ Oleg Grodnensky
Oleg Grodnensky

/s/ Julie B. Andrews
Julie B. Andrews

/s/ Lance A. Berry
Lance A. Berry

/s/ James A. Lightman
James A. Lightman

[Signature Page to Sponsor Support Agreement]

AEON BIOPHARMA, INC.

By:	/s/ Marc Forth
Name:	Marc Forth
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]